Exhibit 23

                          Independent Auditors' Consent



The Unitholders of Regency Centers, L.P. and the Board of Directors of Regency Centers Corporation:

We consent to incorporation by reference in the registration statement (No. 333-58966) on Form S-3 of Regency Centers, L.P., of our report dated January 31, 2002, relating to the consolidated balance sheet of Regency Centers, L.P. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001, and related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Regency Centers, L.P.



                                  /s/ KPMG LLP

                                    KPMG LLP



Jacksonville, Florida
March 20, 2002